UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2020 (December 2, 2020)

MIRAGEN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Lookout Rd.
Boulder	CO	80301
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (720) 643-5200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 2, 2020, Diana Escolar, M.D., FAAN, provided notice of her intention to resign as the Chief Medical Officer of Miragen Therapeutics, Inc., a Delaware corporation (the “Company”), effective as of January 1, 2021. In connection with her resignation, the Company anticipates entering into a separation agreement with Dr. Escolar, (the “Separation Agreement”) pursuant to which Dr. Escolar would receive the following severance benefits: (i) payment of 12 months of Dr. Escolar’s current base salary, subject to standard payroll deductions and withholdings, and to be made on the Company’s ordinary payroll dates following her separation from the Company, (ii) accelerated vesting of all currently unvested and outstanding stock options previously awarded to Dr. Escolar, and (iii) payment of Dr. Escolar’s COBRA premiums for the period starting on her separation from the Company and ending on the earliest to occur of (x) 12 months following the separation date; (y) the date Dr. Escolar becomes eligible for substantially equivalent group health insurance coverage through a new employer; or (z) the date Dr. Escolar ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. The payment of the foregoing benefits under the Separation Agreement are conditioned upon the effectiveness of a general release in favor of the Company. Additionally, Dr. Escolar will be entitled to receive 100% of her target bonus for 2020 (which is equal to $166,000) as and when such bonuses are paid in 2021.
* * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miragen Therapeutics, Inc.

Date: December 4, 2020	By:	/s/ Jason A. Leverone
Jason A. Leverone
Chief Financial Officer, Treasurer , and Secretary